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                                                                    EXHIBIT 99.1

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[NATCOGROUP LOGO]                                          PRESS RELEASE
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2950 North Loop West, Suite 700
Houston, TX  77092
PHONE: (713) 685-8061   FAX: (713) 683-7841

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NATCO ANNOUNCES AWARD OF PEMEX WORK; COMMENTS ON CERTAIN PROJECT AND
REVENUE DELAYS
OCTOBER 3, 2002
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NATCO Group Inc. (NYSE: NTG - "the Company") announced today the award by
Petroleos Mexicanos ("Pemex") of purchase orders to supply engineering and equipment for several projects as part of NATCO's ongoing support for Pemex in programs to upgrade and debottleneck production in the Bay of Campeche. Under the latest awards, the Company will supply specialized equipment for debottlenecking in the Vera Cruz field, as well as front-end engineering for both Akal and Vera Cruz field upgrades which will require additional equipment purchases next year. Receipt of the awards announced today had been delayed in recent months by a number of procedural requirements, and other Pemex projects which were expected to contribute revenue in the current year have been deferred into 2003.

The Company also outlined project delays in several other areas. At the Sacroc field in West Texas, the field operator has begun increasing CO2 processing requirements considerably later than originally scheduled. As a result, revenue from NATCO's 2001 facility expansion at Sacroc will not attain planned levels until early 2003. Elsewhere, the Company said that although Engineered Systems backlog will have increased in the third quarter, revenue for the segment will be below expectations, partly as a result of several customers delaying startup on a number of recently awarded Engineered Systems projects. The Company indicated this was a timing issue, with project schedules extended accordingly and revenue carrying over into future periods. The Company also expects its second half 2002 results will be affected by Hurricanes Isidore and Lili, particularly due to demobilization of offshore service personnel from NATCO's automation and control systems segment. Several of the Company's facilities are in the projected path of Lili but hopefully preparation for the storm will protect employees, their families, and property.

Although the Company did not provide specific guidance at this time, the combination of deferred Pemex projects and the other items noted above will have a negative effect on third quarter earnings and, to a lesser extent, fourth quarter earnings. However, the Company stressed that circumstances causing the shortfall are primarily transitory and do not indicate any change in ongoing performance or outlook for future periods. The Company believes that next year's earnings should not be affected by these project delays and confirmed current analyst forecasts of approximately $0.80 per diluted share for 2003.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risk and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Form S-1 and the Annual Report on Form 10-K, which identifies significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.